UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 20, 2012

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
8735 Henderson Road, Renaissance One
	Tampa, Florida	33634
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

On July 20, 2012, WellCare Health Plans, Inc. (the “Company”) and The WellCare Management Group, Inc., a subsidiary of the Company (“WCMG” and together with the Company, the “Borrowers”), amended (the “Amendment”) their senior secured credit facility (the “Credit Agreement”) among the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.  The Credit Agreement has an initial aggregate principal amount at any time outstanding not to exceed $300,000,000, which is not being amended.

The Amendment provides the Company with an increased ability to incur indebtedness outside the Credit Agreement.  In particular, the Company’s “Cash Flow Leverage Ratio”, which is the ratio of “Total Debt” to “Consolidated EBITDA” (as defined in the Credit Agreement) for the last four quarters, is now limited to 2.75 times, an increase from 2.25 times.  We now are permitted to incur senior and subordinated unsecured indebtedness provided that our Cash Flow Leverage Ratio, including on a pro forma basis after giving effect to such incurrence, is at least 0.25 to 1.00 less than the maximum Cash Flow Leverage Ratio.  In addition, the limitation on our permitted capital expenditures under the Credit Agreement increased from 1.0% to 1.75% of total consolidated revenue. The amendment also enhances our ability to make investments in subsidiaries and joint ventures.

Loans designated by the Borrowers at the time of borrowing as “ABR Loans” that are outstanding under the Credit Agreement bear interest at a rate per annum equal to (i) the greatest of (a) the Prime Rate (as defined in the Credit Agreement) in effect on such day; (b) the Federal Funds Effective Rate (as defined in the Credit Agreement) in effect on such day plus 1/2 of 1%; and (c) the Adjusted LIBO Rate (as defined in the Credit Agreement) for a one month interest period on such day plus 1%; plus (ii) the Applicable Margin (as defined in the Credit Agreement).  Loans designated by the Borrowers at the time of borrowing as “Eurodollar Loans” that are outstanding under the Credit Agreement bear interest at a rate per annum equal to the Adjusted LIBO Rate (as defined in the Credit Agreement) for the interest period in effect for such borrowing plus the Applicable Margin.

Under the amendment, the Applicable Margin for ABR loans if the Cash Flow Leverage Ratio is greater than 2.25 times would be 2.25%, and for Eurodollar Loans would be 3.25%.  Correspondingly, our unutilized commitment fee if the Cash Flow Leverage Ratio is greater than 2.25 times would be 0.50%.

The foregoing description does not purport to be a complete description of the parties’ rights and obligations under the above-described Amendment.  The above description is qualified in its entirety by reference to the complete Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01             Financial Statements and Exhibits.

(d)   Exhibits.

The following exhibit is filed as part of this report:
10.1
Amendment No. 1, dated July 20, 2012 to the Credit Agreement, dated August 1, 2011, among WellCare Health Plans, Inc., The WellCare Management Group, Inc., the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 23, 2012	WELLCARE HEALTH PLANS, INC. /s/ Lisa G. Iglesias
Lisa G. Iglesias
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1
Amendment No. 1, dated July 20, 2012 to the Credit Agreement, dated August 1, 2011, among WellCare Health Plans, Inc., The WellCare Management Group, Inc., the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.